PROSPECTUS SUPPLEMENT NO. 1

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132353

Prospectus Supplement No. 1

(To Prospectus dated March 21, 2006)

2,799,999 Shares

RAINMAKER SYSTEMS, INC.

COMMON STOCK

This prospectus supplement no. 1 supplements and amends the prospectus dated March 21, 2006 relating to the resale from time to time of shares of our common stock that may be sold from time to time by and for the account of the Selling Stockholders named in the prospectus dated March 21, 2006 and in this supplement to the prospectus.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated March 21, 2006, except to the extent that the information presented herein supersedes any information contained in that document. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is quoted on the Nasdaq Global Market under the symbol “RMKR.” On December 17, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $6.24 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated March 21, 2006, as well as in the documents incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2007.

SELLING STOCKHOLDERS

The information appearing in the table below with respect to the selling stockholders named therein supplements and supersedes the information with respect to such selling stockholders in the table appearing under the heading “Selling Stockholders” in the prospectus dated March 21, 2006. The information is based solely on information provided to us by or on behalf of the selling stockholders on or prior to December 17, 2007 in Selling Securityholder Notices and Questionnaires. Because the selling stockholders may offer all or some portion of such shares of common stock, we cannot estimate the number of shares of common stock that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Selling Stockholder	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered		Shares Beneficially Owned After Offering
	Number		Percent (2)			Number (3)	Percent (2)
OTA LLC	133,333	(1)	*	133,333	(1)	0	0
CD Investment Partners, Ltd.	0		*	0		0	0

* Less than 1%.

(1)	Includes warrant to purchase 133,333 shares of common stock at an exercise price of $4.28 per share.

(2)	Based on a total of 20,494,032 shares of our common stock outstanding as of December 17, 2007.

(3)	Assumes the selling stockholder sells all of its shares offered pursuant to the prospectus supplement.